(212) 551-9875



                                             April 12, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

          Re:  U.S.B. Holding Co., Inc./Preliminary Proxy Statement


Ladies and Gentlemen:

     On behalf of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), we are transmitting herewith for filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Company's Preliminary Proxy Statement relating to the Annual Meeting of the Company to be held on May 19, 1999, together with the form of proxy. The Company intends to distribute definitive copies of the Proxy Statement to its shareholders on or about April 28, 1999.

     Please  direct any  questions  or  comments  with  respect to the  enclosed
Preliminary Proxy Statement to the undersigned, at (212) 551-9875, or in my absence, to James H. Bell of this office at (212) 551-9880.

                                             Very truly yours,



                                             Edwin T. Markham

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                 (Amendment No )

Filed by the Registrant                     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement            |_|  Confidential,  For  Use of the
                                                 Commission  Only (as permitted
                                                 by Rule 14a-6(e) (2))


|X|  Definitive Proxy Statement


|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            U.S.B. Holding Co., Inc.
                (Name of Registrant as Specified in Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  No fee required.

     |_|  Fee computed on table below per  Exchange  Act Rules  14a-6(i) (1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________
      (2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
      (4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________
      (5) Total fee paid:

________________________________________________________________________________

      |_|  Fee paid previously with preliminary materials:

________________________________________________________________________________

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

________________________________________________________________________________
      (2)  Form, Schedule or Registration Statement no.:

________________________________________________________________________________
      (3)  Filing Party:

________________________________________________________________________________
      (4)  Date Filed:

                            U.S.B. HOLDING CO., INC.
                               100 Dutch Hill Road
                           Orangeburg, New York 10962

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

                                  May 19, 1999

To the Shareholders of U.S.B. Holding Co., Inc.:

     At the direction of the Board of Directors of U.S.B. Holding Co., Inc. (the "Company"), a Delaware corporation, NOTICE IS HEREBY GIVEN that the Annual
Meeting of Shareholders of the Company will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901 on May 19, 1999 at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

          1. Election of two directors, constituting Class II members of the Board of Directors, to a three-year term of office.

          2. Approval of an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock, $0.01 par value per share, from 30,000,000 to 50,000,000.

          3. Approval of the Executive Incentive Bonus Plan.

          4. Any other business which may be properly brought before the meeting or any adjournment thereof.


                                        By order of the Board of Directors




                                        Michael H. Fury, Secretary

April 29, 1999

     YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                            U.S.B. HOLDING CO., INC.
                               100 Dutch Hill Road
                           Orangeburg, New York 10962

                                   ----------

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  May 19, 1999

     This Proxy Statement and the accompanying form of proxy are being sent to the shareholders of U.S.B. Holding Co., Inc. (the "Company"), a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 10:00 a.m. (local time) on Wednesday, May 19, 1999, at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, and at any adjournments thereof. The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are being mailed to the shareholders on or about April 29, 1999. The Annual Report of the Company for the year 1998 has been furnished to shareholders with this Proxy Statement.

     At the Meeting, two Class II directors will be elected to the Board of Directors to serve for a three-year term (until the 2002 Annual Meeting of Shareholders), with each director to hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

                            VOTING RIGHTS AND PROXIES


     The Board of Directors has fixed the close of business on April 22, 1999, as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 16,039,223 shares of common stock, $0.01 par value per share ("Common Stock"), which is the Company's only authorized and outstanding class of stock entitled to vote at the Meeting.


     A majority of the outstanding shares of Common Stock is required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors. The affirmative vote of holders of at least a majority of the issued and outstanding shares is required for adoption of the amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 30,000,000 to 50,000,000. The affirmative vote of the holders of a majority of shares of Common Stock represented at the Meeting and entitled to vote will be required for approval of the Executive Incentive Bonus Plan. In determining whether each of these proposals has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the proposal.

     If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares of Common Stock represented thereby will be voted at the Meeting and, where instructions have been given by a shareholder, will be voted in accordance with such instructions.

     Any shareholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of Common Stock in person or by delivering to the Secretary of the Company at the principal offices of the Company prior to exercise of the Proxy a written notice of revocation or a later-dated, properly executed proxy.

     The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company or of Union State Bank (the "Bank"), the Company's commercial banking subsidiary. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expense in forwarding proxy materials to shareholders and obtaining their proxies.

                          ITEM 1: ELECTION OF DIRECTORS

     Two directors, Mr. Kenneth J. Torsoe and Mr. Kevin J. Plunkett, constituting Class II members of the Board of Directors, are proposed to be elected to serve for a three-year term (until the 2002 Annual Meeting of Shareholders), with each to hold office until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, as nearly equal in number as possible, with terms expiring in successive years. There are currently three Class II directors with terms expiring at this meeting, three Class III directors with terms expiring in 2000 and two Class I directors with terms expiring in 2001, making a total of eight directors. Mr. Fred F. Graziano, M.D., a Class II member of the Board of Directors, is not standing for reelection and will retire upon the expiration of his term. Consequently, after the Meeting there will be a total of seven directors.

     All proxies which are timely received in proper form will be voted FOR the Board's nominees for director, unless contrary instructions are given. All nominees are presently directors of the Company. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the votes which would have been cast for the nominee not serving will be cast for the substitute nominee.

     The following information is furnished with respect to each of the Board's nominees for Class II directors and the Class III and Class I directors continuing in office.

                              NOMINEES FOR DIRECTOR

                                    CLASS II
                            (Terms Expiring in 2002)

                                                                                         Served as a
                  Name, Age, Other Positions with the Company                           Director of the
         or the Bank and Principal Occupation for the Past Five Years                    Company Since
         ------------------------------------------------------------                   ---------------
Kenneth J. Torsoe, 63......................................................................   1982
     President, Torsoe Brothers Construction Corp., Suffern, NY; partner,
     Normandy Village Company; owner, Normandy Village Apts., Nanuet, NY;
     Director of the Bank (from 1981)

Kevin J. Plunkett, 49......................................................................   1998
     Attorney; Member of law firm of Plunkett & Jaffe, P.C., White Plains, NY;
     Director of the Bank (from 1998)

                         DIRECTORS CONTINUING IN OFFICE

                                    CLASS III
                            (Terms Expiring in 2000)

                                                                                         Served as a
                  Name, Age, Other Positions with the Company                           Director of the
         or the Bank and Principal Occupation for the Past Five Years                    Company Since
         ------------------------------------------------------------                   ---------------
Thomas E. Hales, 62........................................................................   1982
     Chairman of the Board and Chief Executive Officer of the Company (from 1982);
     Chairman of the Board of the Bank (from 1981); Chief Executive Officer of the
     Bank (from 1983); President of the Company and the Bank (from 1984)


Raymond J. Crotty, 51......................................................................   1996
     Senior Executive Vice President, Chief Credit Officer and Assistant Secretary of the
     Company and the Bank (from 1997); Executive Vice President, Chief Credit Officer and Assistant Secretary of the Company and the Bank (1995 to 1997 and 1992 to 1997,
     respectively); Director of the Bank (from 1995); Senior Vice President and Chief Credit
     Officer of the Bank (1988 to 1992)


Michael H. Fury, 72........................................................................   1982
     Attorney, partner in law firm of Fury & Kennedy, Pearl River, NY; Secretary of the
     Company and the Bank (from 1985); General Counsel of the Company
     (1982 to 1998) and the Bank (1969 to 1998); and Director of the Bank (from 1969)

                                     CLASS I
                            (Terms Expiring in 2001)

                                                                                         Served as a
                  Name, Age, Other Positions with the Company                           Director of the
         or the Bank and Principal Occupation for the Past Five Years                    Company Since
         ------------------------------------------------------------                   ---------------
Herbert E. Peckman, 87.....................................................................   1982
     Proprietor, Peckman's Liquor Store, Pearl River, NY; Director of the
     Bank (from 1969)

Howard V. Ruderman, 71.....................................................................   1982
     Retired - President, Mohegan Electric Supply Co., Mohegan Lake, NY,
     through 1997; Director of the Bank (from 1969)

Executive Officers

     In addition to Mr. Hales and Mr. Crotty, the other executive officer of the Company is Steven T. Sabatini, 47, Senior Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since 1997, Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, 1995 to 1997.

     Mr. Sabatini has held the same positions with the Bank as he does with the Company for the same periods. Mr. Sabatini was Assistant to the Chairman of the Board of Directors of the Bank from September 1994 to March 1995, and for five years prior to that, an audit partner with Ernst & Young LLP.

Board Committees and Meetings

     The Board of Directors of the Company met 12 times during 1998. Each director attended 75% or more of the Board of Directors meetings held during the period he was a director. The standing committees of the Board include the Stock Option Committee, comprised of Messrs. Ruderman (Chairman) and Peckman, and the Examining Committee, presently comprised of Messrs. Ruderman (Chairman), Graziano, Plunkett and Peckman. The Stock Option Committee evaluates the awarding of options to purchase common stock of the Company to employees under the Company's stock option plans. The Examining Committee of the Company functions in a similar manner as that described below for the Bank's Examining Committee. The Board of Directors of the Company does not have a standing executive, nominating or compensation committee or committees performing similar functions.

     Each of the directors of the Company is also a member of the Board of Directors of the Bank, which is the Company's principal subsidiary. Among its standing committees, the Board of Directors of the Bank has an Executive Committee, an Examining Committee and a Compensation Committee.

     The Executive Committee of the Bank's Board of Directors supervises the day-to-day business of the Bank, but does not have authority to act on matters which are not within the ordinary course of business.

The committee's present voting members are Messrs. Torsoe (Chairman), Graziano, Fury, Ruderman, Peckman, Plunkett, Crotty and Hales.

     The Examining Committee of the Bank's Board of Directors serves the same purposes which would be served by an audit committee. It reviews the Bank's internal auditing and control procedures and reviews and makes recommendations concerning internal accounting controls. Its present members are Messrs. Ruderman (Chairman), Peckman, Plunkett and Graziano.

     The Compensation Committee of the Bank's Board of Directors establishes and reviews the policies and standards for hiring employees and makes recommendations to the Bank's Board concerning hiring, promotions and compensation policy. Its present members are Messrs. Ruderman (Chairman), Fury and Peckman.

     The above Committees meet as and when required, except for the Examining Committees which meet at least twice each year. Certain matters that may come before a committee may be reviewed or acted on by the Board as a whole.

Compliance with Section 16(a) of the Securities Exchange Act

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's directors and executive officers are required to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. Based solely on its review of copies of such reports furnished to the Company, the Company believes that the directors and executive officers are in substantial compliance with the filing requirements of Section 16(a).

Compensation of Directors

     Each director of the Company during 1998 received $2,500 for each month served on the Company's Board of Directors. In addition, each director of the Bank received $500 for each month served on the Bank's Board of Directors. Directors attending a special Board meeting relating to the acquisition of Tappan Zee Financial, Inc. each received an additional fee of $3,000. No compensation is paid to directors for serving on or attending meetings of the committees of the Company's or Bank's Board of Directors.

Director Stock Option Plan

     Under the Company's existing Director Stock Option Plan, as amended by the Board of Directors on March 24, 1999, certain non-employee directors receive annually, effective as of the close of each annual meeting of shareholders of the Company, a non-qualified option to purchase a fixed number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant. The number of shares subject to the option is based upon the number of years of service completed by the director. After two years of service, the director is entitled to an option covering 1,000 shares. Each additional year of service entitles the director to an option covering an additional 1,000 shares, until the director has completed fifteen years of service, after which the director is entitled to options covering 18,634 shares.

     The options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. At December 31, 1998, there were 440,000 shares remaining to be granted under the existing Director Stock Option Plan.

                        OWNERSHIP OF SHARES BY MANAGEMENT

     The following table sets forth certain information as of March 31, 1999 regarding the amount of Common Stock beneficially owned by the Company's directors and director nominees, the executive officers listed below under EXECUTIVE COMPENSATION and all directors and executives as a group:

                                                                         Number of Shares
                                                                          and Nature of          Percent
Beneficial Owner                                                       Beneficial Ownership*     of Class
----------------                                                       ---------------------     --------
Raymond J. Crotty (a)................................................        280,964               1.73%
Michael H. Fury (b)..................................................        359,017               2.22
Fred F. Graziano, M.D.(c)............................................        313,266               1.95
Thomas E. Hales (d)..................................................      2,375,077              14.14
Herbert E. Peckman (e)...............................................        316,847               1.97
Kevin J. Plunkett (f)................................................         21,483               0.13
Howard V. Ruderman (g)...............................................        834,965               5.18
Kenneth J. Torsoe (h) (i)............................................      1,533,549               9.55
Steven T. Sabatini (j)...............................................        166,776               1.03
All directors and executive officers as a group (9 individuals)......      6,201,944              35.11

----------

* The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date. The table does not include that portion of the 1,336,088 shares owned by the Company's Employee Stock Ownership Plan (With 401(k) Provisions) ("KSOP"), of which Mr. Peckman and Mr. Sabatini are trustees, nor that portion of the 80,627 shares owned by the Bank's Key Employees' Supplemental Investment Plan ("KESIP"), of which Mr. Hales and Mr. Sabatini are trustees, which may be allocated to any named beneficial owner.

(a) Includes 18,148 shares owned by Mr. Crotty jointly with his wife, and 262,816 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999. Does not include 66,788 or 7,710 shares allocated to Mr. Crotty under the KSOP and KESIP, respectively.

(b) Includes 112,731 shares owned by Mr. Fury jointly with his wife, 6,396 shares which he holds as trustee for his children, and 125,860 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.

(c) Includes 146,928 shares held by Mr. Graziano's wife and 86,834 shares that may be acquired pursuant to the exercise of options within 60 days of March 31 , 1999.

(d) Includes 560,909 shares owned by Mr. Hales jointly with his wife, 171,140 shares owned by his wife, 177,053 shares held by the Hales Family Foundation, Inc., and 780,461 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999. Does not include 201,946 or 61,516 shares allocated to Mr. Hales under the KSOP and KESIP, respectively.

(e) Includes 86,834 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.

(f) Includes 7,515 shares held by Mr. Plunkett's wife and 9,979 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.

(g) Includes 99,132 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.

(h) Includes 37,268 shares that may be acquired pursuant to the exercise of options within 60 days of March 31 , 1999.

(i) If shares owned by Harold R. Torsoe were included, the total would be 2,605,724 shares (16.23%). Harold R. Torsoe is the brother of Kenneth J. Torsoe. However, Kenneth J. Torsoe disclaims beneficial ownership of the shares owned by his brother.

(j) Includes 98 shares owned by Michael Sabatini and 97 shares owned by Erica Sabatini, Mr. Sabatini's children, and 159,720 shares that may be acquired pursuant to the exercise of options within 60 days of March 31 , 1999. Does not include 16,574 shares or 3,848 shares allocated to Mr. Sabatini under the KSOP and KESIP, respectively.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth cash and certain other compensation paid to or earned by the Chief Executive Officer and the two other executive officers of the Company for the years indicated. The Bank, which is the principal subsidiary of the Company, has paid or accrued all of the cash compensation shown.


                           SUMMARY COMPENSATION TABLE


                                                                   Annual Compensation         Long Term
                                                                -------------------------     Compensation      All Other
Name and Principal Position(s)                       Year       Salary (1)      Bonus (2)      Options (3)   Compensation (4)
------------------------------                       ----       ----------      ---------     ------------   ----------------
Thomas E. Hales .............................        1998        $540,333        $868,620         144,437        $145,482
   Chairman of the Board and ................        1997        $423,750        $624,120         106,480        $175,306
   Chief Executive Officer ..................        1996        $393,000        $564,840         106,480        $ 77,609

Raymond J. Crotty ...........................        1998        $187,500        $144,770          39,930        $ 29,809
   Senior Executive Vice President, .........        1997        $171,750        $104,020          39,930        $ 28,032
   Chief Credit Officer and .................        1996        $145,812        $ 94,140          39,930        $ 16,686
   Assistant Secretary

Steven T. Sabatini ..........................        1998        $151,500        $144,770          39,930        $ 27,936
   Senior Executive Vice President, .........        1997        $135,750        $104,020          39,930        $ 24,590
   Chief Financial Officer and ..............        1996        $133,087        $ 61,390          39,930        $ 15,134
   and Assistant Secretary

----------
(1) Includes director fees in the case of Messrs. Hales and Crotty; also includes that portion of each named executive's salary deferred pursuant to the KSOP, the KESIP and the Key Employees Supplemental Diversified Investment Plan ("KESDIP") (but not amounts contributed for the named executives by the Company, which are included under "All Other Compensation").

(2) Reflects payments accrued for the indicated years under the Company's Executive Incentive Bonus Plan.

(3) Number of shares covered by stock options granted, adjusted for stock dividends and splits.

(4) Reflects annual contributions made for the account of each named executive to the KSOP, KESIP and KESDIP, the value of personal use of a Company provided car and Company paid life insurance. Also reflects additional compensation each year for Mr. Hales, representing certain KSOP benefits lost as a result of IRS regulations.

     The options referred to below were granted under the Company's 1984 and 1993 Incentive Stock Option Plans, and 1997 Employee Stock Option Plan.

                              Option Grants in 1998

                                                                                                       Potential Realizable
                                                                                                        Aggregate Value at
                                                        % of Total                                     Assumed Annual Rates
                                                          Options                                         of Stock Price
                                                        Granted to                                    Appreciation for Option
                                                         Employees   Exercise                                  Term*
                                         Options         In Fiscal     Price      Expiration       ----------------------------
Name                                     Granted            Year     ($/Share)       Date              5%               10%
                                         -------        ----------   ---------    ----------       ----------        ----------
Thomas E. Hales ...................        5,301            1.80     $  20.74       5/20/03        $   17,656        $   51,071
Thomas E. Hales ...................      101,179           34.28     $  18.86       5/20/08        $1,200,079        $3,041,237
Thomas E. Hales ...................       37,957           12.86     $  16.06      12/23/08        $  383,367        $  971,528
Raymond J. Crotty .................       39,930           13.53     $  18.86       5/20/08        $  473,608        $1,200,215
Steven T. Sabatini ................       39,930           13.53     $  18.86       5/20/08        $  473,608        $1,200,215

----------
* The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company over the option term, which is ten years (five years in the case of Mr. Hales' incentive stock options). The gains reflect a future value based upon growth at these prescribed rates.

              Option Exercises in 1998 and December 31, 1998 Values

                                                                                                Value
                                                                                           of Unexercised
                                                                         Unexercised        In-the-Money
                                                                         Options at          Options at
                                     Shares                               12/31/98            12/31/98*
                                    Acquired           Value            (Exercisable/       (Exercisable/
Name                               on Exercise       Realized          Unexercisable)      Unexercisable)
----                               -----------       --------          --------------      --------------
Thomas E. Hales .............      157,925          $ 1,917,101           780,461/0         $ 7,198,853/NA
Raymond J. Crotty ...........        7,634(1)       $    86,493           262,816/0         $ 2,411,391/NA
Steven T. Sabatini ..........        None                NA               159,720/0         $   974,851/NA

----------
(1)  Adjusted for 10% stock dividend distributed December 21, 1998.

* Difference between the market value per share of the Company's Common Stock at December 31, 1998 ($16.875) and the option exercise price, multiplied by the number of shares covered by the options.

     Employment Agreements. The Company and the Bank are committed under employment agreements with Mr. Hales, the Chairman, President and CEO; Mr. Crotty, Senior Executive Vice President and Chief Credit Officer; and Mr. Sabatini, Senior Executive Vice President and CFO, requiring annual salaries of $560,000, $160,000 and $160,000, respectively; annual bonus payments equal to six, one and one percent of net income of the Company under the Executive Incentive Bonus Plan, respectively, and annual stock option grants of 106,480 shares, 39,930 shares and 39,930 shares, respectively, issued at fair value (110 percent of fair value for incentive stock options if the key officer's ownership of the Company equals or exceeds 10 percent at the date of grant) and other benefits for the term of the agreements. Mr. Hales' employment agreement is for a five year term, expiring November 16, 2003, while the agreements of Mr. Crotty and Mr. Sabatini are for three year terms, expiring November 16, 2001.

     Mr. Hales' agreement also requires minimum annual salary increases of $30,000. All of the employment agreements include change in control provisions, requiring certain payments including three times annual salary and average bonus payments (as defined) in the event of voluntary or involuntary termination in the event of a change in control of the Company or Bank.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Bank's Compensation Committee on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

                     REPORT OF BANK'S COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The proxy statement rules of the SEC require a report from the Compensation Committee of the Board of Directors which discusses the compensation policies for executive officers and the Committee's rationale for compensation paid to the Chief Executive Officer. The Company's Board does not have a Compensation Committee. All of the compensation (other than stock options) paid to the Company's executive officers is paid to them by the Bank, and decisions concerning the Chief Executive Officer's compensation and guidelines for the compensation of the other executive officers are made by the Compensation Committee of the Bank's Board of Directors and/or the full Board. Accordingly, the following report is submitted by the Bank's Compensation Committee.

Compensation Policies for Executive Officers

     The Compensation Committee's executive compensation policy is designed to provide competitive levels of compensation that align compensation with the Company's annual and long-term performance goals, reward good performance at the Company and Bank levels, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. A significant portion of an executive officer's compensation is performance related, and, therefore, actual compensation levels vary from year to year and in any particular year may be above or below those of the Company's competitors.

     The Compensation Committee also believes that stock ownership by management of the Company is beneficial in aligning the interests of management and the Company's shareholders. Accordingly, the Compensation Committee has also relied upon stock-based compensation arrangements in compensating the Company's executive officers.

Relationship of Company's Performance to Compensation

     Compensation paid to the Company's executive officers for 1998 consisted primarily of salary, annual bonus under the Bank's Executive Incentive Bonus Plan and awards of stock options under the Company's 1997 Employee Stock Option Plan. While each executive officer's salary is determined on the basis of the individual's responsibilities and a comparison with salaries paid by competitors of the Company, the other primary components of executive compensation are directly related to Company and Bank performance.

Annual Bonus Arrangements

     Corporate performance determines the aggregate amount of annual bonuses, if any, awarded to the executive officers under the Company's Executive Incentive Bonus Plan. In determining the aggregate percent of consolidated net income after taxes that is paid as bonuses in accordance with each executive's employment contract and the Executive Incentive Bonus Plan, the Compensation Committee considers the financial performance of the Company in comparison to the Company's business plan for the year, with particular emphasis on net income, return on average common equity, return on average assets and expense to revenue ratios. The Compensation Committee also considers certain measures of asset quality, including net charge-offs and the level of nonperforming loans, and other specific items such as capital ratios that the Board may have identified as being priorities for that year.

     Certain subjective factors, such as the achievement of qualitative goals relating to customers and employees and the historic level of bonus payments at competing organizations in light of their relative performance, are also considered. After the Committee's evaluation of overall corporate performance, the individual performance of each of the executive officers is evaluated in light of the factors described above that are relevant to the officer's responsibilities.

     In 1998, the Committee took into account the fact that the Company achieved the highest net income reported in its history. Net income was $12.0 million for the year ended December 31, 1998, a 4.4 percent increase over 1997. Net income for the year ended December 31, 1998 includes expenses related to the acquisition of Tappan Zee Financial, Inc. ("merger related expenses"). Such expenses approximated $3.3 million, net of tax. Before merger related expenses, net income for the year ended December 31, 1998 was $15.3 million, an increase of 33.4% over the prior year period. The 1998 period also includes a reduction of tax expense, net of associated expenses, of approximately $1.9 million resulting from tax free liquidating distributions of earnings from the Bank's Real Estate Investment Trust subsidiary, U.S.B. Realty Corp. Excluding this net tax benefit and merger related expenses, net income for the year ended December 31, 1998 was $13.4 million or an increase of 16.7% over the prior year.

     Excluding the effects of the merger related expenses, diluted earnings per share increased $0.23 or 33.3 percent in 1998 over the prior year. Excluding the U.S.B. Realty Corp. net tax benefit and the merger related expenses, diluted earnings per share were $0.81, a 17.4 percent increase over the prior year. Return on average common stockholders' equity was 13.15 percent in 1998 and return on average total assets in 1998 was 0.99 percent. Excluding the U.S.B. Realty Corp. net tax benefit and the merger related expenses, return on average common stockholders' equity and return on average assets were 14.70% and 1.11%, respectively, in 1998.

Long-Term Incentive Plan Arrangements

     The long-term incentive component of executive officers' compensation for 1998 consists of awards of stock options under the Company's 1997 Employee Stock Option Plan (the "Plan"). The Plan is designed to link rewards for Executive Officers and other key personnel to increases in shareholder value, foster share ownership by the Company's executives and enable the Company to retain and attract key employees with superior management skills. Awards under the Plan and in accordance with each executive's employment contract consider performance during the prior year as measured by the factors described above under the caption "Annual Bonus Arrangements" and the Company's progress toward meeting longer-term objectives, emphasizing profitability and capital strength. The options granted to Mr. Hales in 1998, shown under the caption "Stock Options Granted" in the Summary Compensation Table, reflect his high level of individual performance and the Committee's view of the continuing importance of his role in determining the future success of the Company. The actual size of any stock option gains Mr. Hales and other executives will realize depends solely on the future performance of the Company's Common Stock.

     The Committee believes that the programs described above provide compensation that is competitive with the levels paid by other major corporations, effectively links executive and shareholder interests through performance and equity based plans and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged.

                                        COMPENSATION COMMITTEE

                                        Howard V. Ruderman, Chairman
                                        Michael H. Fury
                                        Herbert E. Peckman

                                PERFORMANCE GRAPH

     The following graph provides a comparison of the annual percentage changes in the cumulative total shareholder return on the Company's Common Stock with that of a Peer Group* and the American Stock Exchange Market value Index ("AMEX Index") for the five-year period ended December 31, 1998. The comparison assumes that $100 was invested on December 31, 1993 in the Common Stock of the Company and in each of the foregoing indices and assumes the reinvestment of all dividends.

                 Comparison of Five-Year Cumulative Total Return
                 Among the Company, a Peer Group and AMEX Index

--------------------------------------------------------------------------------
                            U.S.B. Holding Co., Inc.
================================================================================


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

                                                             Period Ending
                                  -------------------------------------------------------------------
Index                             12/31/93    12/31/94    12/31/95    12/31/96    12/31/97   12/31/98
-----------------------------------------------------------------------------------------------------
U.S.B. Holding Co., Inc.           100.00      129.29      162.13      231.32      705.18      517.52
AMEX Major Market Index (XMI)      100.00      101.32      139.39      171.26      228.42      293.69
U.S.B. Peer Group*                 100.00      103.39      134.20      159.49      285.26      279.30

----------
*The U.S.B. Peer Group is a market-capitalization-weighted stock index combining price information from 18 banking institutions in Connecticut, New Jersey, and New York with asset size of at least $500 million, but less than $1.5 billion as of December 31, 1998. The banking institutions included are: New England Community Bancorp, Inc., United National Bancorp, Interchange Financial Services Corporation, Vista Bancorp, Inc., Broad National Bancorporation, Yardville National Bancorp, FNB Rochester Corp., State Bancorp, Inc., Arrow Financial Corporation, Suffolk Bancorp, Tompkins County Trustco Inc., Sterling Bancorp, CNB Financial Corp., NBT Bancorp, Inc., First of Long Island Corporation, Commercial Bank of New York, Iroquois Bancorp, Inc., and Merchants New York Bancorp, Inc.


SNL Securities, LC                                                (804) 977-1600
Charlottesville, VA

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of March 31, 1999:

                                                       Number of Shares
Name and Address                                         and Nature of         Percent
of Beneficial Owner                                   Beneficial Ownership*    Of Class
-------------------                                   ---------------------    --------
Thomas E. Hales (a)...............................          2,375,077           14.14%
     66 Brookwood Drive
     Briarcliff Manor, NY 10510

Howard V. Ruderman (b)............................          834,965              5.18%
     6 Aspen Court
     Pomona, NY  10970

Harold R. Torsoe (c)..............................          1,072,175            6.69%
     4 Bridgitte Court
     Suffern, NY  10901

Kenneth J. Torsoe (d).............................          1,533,549            9.55%
     70 West Gate Road
     Suffern, NY  10901

U.S.B. Holding Co., Inc...........................          1,336,088            8.34%
     Employee Stock Ownership Plan
     (With 401(k) Provisions)
     100 Dutch Hill Road
     Orangeburg, NY  10962

----------
* The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

(a) Includes 560,909 shares owned by Mr. Hales jointly with his wife, 171,140 shares owned by his wife, 177,053 shares held by the Hales Family Foundation, Inc., and 780,461 shares that may be acquired pursuant to the exercise of options within 60 days of March 31 , 1999. Does not include 201,946 or 61,516 shares allocated to Mr. Hales under the KSOP and KESIP, respectively.

(b) Includes 99,132 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.

(c) Includes 2,262 shares owned by Harold R. Torsoe's son and 25,687 shares owned by his wife.

(d) Includes 37,268 shares that may be acquired pursuant to the exercise of options within 60 days of March 31, 1999.


             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     During 1998, some of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) were indebted to the Bank in amounts of $60,000 or more. However, all such loans, which did not exceed a total of $860,000 (or 0.87% of shareholders' equity at March 31, 1999) at any one time during 1998, were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons, and no such loan is classified at present as a nonaccrual, past due, restructured or potential problem loan.

     Outside of normal customer relationships, none of the directors, executive officers or 5% shareholders of the Company (or members of their immediate families) presently maintains, directly or indirectly, any significant business or personal relationship with the Company or the Bank, other than such as might arise by virtue of his position with, or ownership interest in, the Company, except Michael H. Fury, who is a director of the Company and the Bank and is a partner in the law firm of Fury & Kennedy, which was employed by the Company and the Bank during 1998 and received $ 32,098 from the Bank for services rendered and related out-of-pocket disbursements.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     On recommendation of the Examining Committees of the Company and the Bank, the Board has appointed Deloitte & Touche LLP as independent auditors of the Company and the Bank, for the year ending December 31, 1999. The appointment of Deloitte & Touche LLP continues a relationship that began in 1980. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                ITEM 2: AMENDMENT OF CERTIFICATE OF INCORPORATION

     On March 24, 1999, the Board unanimously approved a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000 (the "Amendment"). Upon adoption of the Amendment, Article FOURTH of the Certificate of Incorporation would read in its entirety as follows:

          4. Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is 50,100,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $0.01 per share and 100,000 shares of Preferred Stock without par value.

     The Board has determined that the proposed increase in authorized shares is appropriate in light of the 10% stock dividend distributed on December 21, 1998, and issuance of 1,655,291 shares in connection with the acquisition of Tappan Zee Financial, Inc. on August 31, 1998. As a result, the number of shares of Common Stock issued and outstanding, and those reserved for issuance under outstanding employee and director stock options and the Company's dividend reinvestment and stock purchase plan, was increased to approximately 19,600,000 shares as of March 31, 1999. Although approximately 10,400,000 authorized shares remain available for future issuance, such authorized shares would be insufficient to take certain corporate actions, such as a stock split in the form of a 100% stock dividend.

     The Board believes that the proposed increase in the number of authorized shares of Common Stock will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time in connection with stock dividends (including stock splits in the form of stock dividends), the Company's dividend reinvestment and stock purchase plan, executive incentive compensation and employee benefit plans, financings and acquisitions and for any other proper corporate purpose. The Company has no present intention to issue any additional shares of Common Stock except pursuant to its stock option plans.

     If the Amendment is adopted, the additional authorized shares may be issued for such consideration and upon such terms and conditions as may be approved by the Board. The Board does not intend to seek further approval by the shareholders for the issuance of additional shares unless required to do so by applicable laws or regulations. Certain large issuances of shares may require shareholder approval to maintain the listing of the Common Stock on the American Stock Exchange.

     The Amendment will not change the proportionate interest of any shareholder in the Company and will have no adverse effect on any shareholder's voting or other rights. The Amendment will also not affect the Company's Preferred Stock, of which 100,000 shares are authorized in the Certificate of Incorporation and no shares are currently outstanding.

     If the Amendment is approved by the shareholders, the increased number of authorized shares of Common Stock, as well as the presently authorized but unissued shares of Common Stock, might be utilized in a transaction which could have the effect of delaying or preventing a change in control of the Company which some or a majority of the shareholders may consider desirable. For example, such stock could be issued to third parties in order to discourage a takeover attempt or to dilute the ownership interest of a substantial shareholder who opposes Board policies.

     The Company's Certificate of Incorporation contains other provisions which might be deemed to have the effect of delaying or preventing a change in control of the Company. These include the provision establishing a classified Board of Directors; the provision permitting the Board of Directors to issue preferred stock with rights (including voting rights) and preferences which could impede the completion of such a transaction; and the provision requiring a "supermajority" vote of the shareholders or the Board of Directors for any business combination transaction involving a substantial shareholder.

     The Board does not currently intend to propose any other amendments to the Company's Certificate of Incorporation which might be deemed to have the effect of discouraging takeover attempts, nor is the Board aware of any existing or threatened effort to obtain control of the Company.

     The Board has determined that the proposed Amendment is advisable and directed that the Amendment be considered at the Meeting. (Financial statements are not deemed material for the exercise of prudent judgment in regard to the foregoing proposal, and therefore, are not included in this proxy statement.) The affirmative vote of holders of at least a majority of the issued and outstanding shares is required for the adoption of the Amendment. The Board of Directors unanimously recommends that you vote FOR this proposal.

               ITEM 3: APPROVAL OF EXECUTIVE INCENTIVE BONUS PLAN

     The Executive Incentive Bonus Plan (the "Plan") has been in effect for the Company for many years and has most recently been revised and amended as of February 24, 1999. The purpose of the Plan is to motivate eligible senior officers of the Company and the Bank to achieve improved financial results and increase value for stockholders by sharing with such eligible individuals a portion of the net earnings of the Company.

     The terms of the Plan permit an allocation of not more than 15% of the net after tax earnings of the Company (as defined) to eligible individuals. Under employment contracts entered into by the Company and the Bank and the Chairman - President and Chief Executive Officer, Senior Executive Vice President - Chief Financial Officer, and Senior Executive Vice President - Chief Credit Officer, annual bonuses equal to six percent, one percent and one percent, respectively, of net earnings will be paid to these executives. The remaining bonus payment allocation to eligible employees under the Plan, are awarded to senior officers on a discretionary basis by the Chairman of the Board.

     The Plan is being submitted to shareholders for approval to ensure the tax deductibility of all bonus payments made under the Plan.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting and entitled to vote will be required for approval of the Executive Incentive Bonus Plan. The Board of Directors unanimously recommends that you vote FOR this proposal.

                                  OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by January 1, 2000. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

Date:  April 29, 1999
                                              By order of the Board of Directors


                                              Michael H. Fury, Secretary

                                                                       EXHIBIT A


                            U.S.B. HOLDING CO., INC.
                         EXECUTIVE INCENTIVE BONUS PLAN


U.S.B. Holding Co., Inc. and subsidiaries (the "Company") has established an Executive Incentive Bonus Plan (the "Plan") to motivate eligible senior executive officers of the Company to achieve improved financial results and increased value for stockholders, by sharing with such eligible individuals a portion of the net earnings of the Company, as defined below. The terms of the Plan are as follows:

1. Eligible participants in the Plan are the Chairman of the Board of Directors of the Company and the senior executives of the Company designated from time to time by the Chairman or by contractual arrangement.

2. The total annual amount of bonuses payable under the Plan shall equal not more than fifteen percent (15%) of the net after-tax earnings of the Company. The Chairman, Senior Executive Vice President - Chief Financial Officer, and Senior Executive Vice President - Chief Credit Officer, shall receive an annual bonus equal to a percentage, as specified in contracts by and between the Executive Officer and the Company and Union State Bank dated November 16, 1998 (which may be amended from time to time), of net after-tax earnings, excluding unusual non-recurring expenses, such as merger-related costs. The remaining eligible participants shall receive such percentage of the Company's net after-tax earnings, as defined below, as the Chairman shall determine annually.

3. For purposes of employees of Union State Bank (a wholly owned bank subsidiary) only, net earnings are defined as net after tax earnings of Union State Bank and a pro rata amount of the after tax income or loss of U.S.B. Holding Co., Inc. allocated in proportion to total assets of Union State Bank to other banking and non-bank subsidiaries of the Company. For employees of Union State Bank and the Company, net earnings are defined as net after tax earnings of the Company, excluding unusual non-recurring expenses, such as merger-related costs.

4. Bonuses shall be paid in cash under the Plan within thirty (30) days after the receipt by the Company of its independent auditor's opinion with respect to the financial statements of the Company for the fiscal year with respect to which the bonuses are to be paid. The Company may estimate bonuses from time to time during the fiscal year, and may advance to eligible participants cash payments as solely determined by the Company in amounts not to exceed the amount of the annual bonus, provided, however, that each such advance shall be subject to repayment to the Company:

     a. within thirty (30) days after receipt of the independent auditor's opinion, to the extent the financial results of the Company for such fiscal year, as certified by such auditor, would result in a lower bonus;

     b. immediately upon termination of employment with the Company for any reason at any time prior to December 31 of the year for which the bonus would have been payable hereunder, provided, however, that the Board may, in its sole discretion, waive the repayment in the event the termination resulted from retirement, death, disability, or action by the Company without cause.

     Any amounts that must be repaid to the Company hereunder shall bear simple interest, from the date of any advance to the date of repayment, at a rate equal to the average prime rate imposed by Union State Bank, a subsidiary Bank of the Company, during such period. The Company shall have the right, and each participant by accepting any payment under the Plan agrees and consents thereto, to recover any such repayment by a reasonable means, including by offset against or reduction of any other amounts that may otherwise be payable to the participant.

5. The Company shall withhold from any payments hereunder, or from other amounts due and payable to a participant as salary or other remuneration, all withholding taxes due and payable with respect to such payments. By accepting any bonus payment under the Plan, the participant agrees and consents to any such withholding from any other salary or payments due to him or her from the Company.

6. Any issues, question or disputes that may arise under the Plan shall be determined by the Board of Directors of the Company, or a Committee of the Board designated by the Board for such purpose. The decision of the Board or its Committee shall be final and binding on all affected parties.

7. Each participant in the Plan shall be given a copy of this document, and shall sign a copy thereof and return it to the Chairman, signifying understanding of the terms of the program, and agreement and consent to paragraphs 4 and 5 hereof.

8. This Plan shall be effective as of January 1, 1994, and as amended February 24, 1999, and shall continue in effect until terminated or modified by the Board of Directors.

PROXY


                            U.S.B. HOLDING CO., INC.
                               100 Dutch Hill Road
                           Orangeburg, New York 10962


                       1999 Annual Meeting of Shareholders

     The Proxy is Solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware Corporation (the "Company"). The undersigned shareholder(s) of the Company hereby appoint(s) Michael Giglio and Alfred L. Fox, and each or either of them, with full power of substitution and revocation, and hereby authorize(s) them, and each or either of them, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York 10901, on Wednesday, May 19, 1999, at 10:00 a.m. (local time), and at any adjournment thereof, with all powers the undersigned would possess if personally present as specified on the reverse side:

1.   Election of Class II Directors:
Kenneth J. Torsoe and Kevin J. Plunkett

FOR all nominees listed      WITHHOLD            INSTRUCTION:  To withhold
(Except as marked to the     AUTHORITY           for one or more nominee(s),
 contrary)                   to vote for all     write the name(s) of the
                             nominees listed     nominee(s) in the space below,

-----------                  -----------         ------------------------------


2. Approval of an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $0.01 per share, from 30,000,000 to 50,000,000 (as described in the Proxy Statement).

          (Management recommends a vote FOR)

               FOR               AGAINST                   ABSTAIN
               ---               -------                   -------

               -------           -------                   -------


3. Approval of the Executive Incentive Bonus Plan (as described in the Proxy Statement).

          (Management recommends a vote FOR)

               FOR               AGAINST                   ABSTAIN
               ---               -------                   -------

               -------           -------                   -------


4. In their discretion, upon such other business as may properly come before the meeting.


                           THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED
                           AS DIRECTED HEREIN, IF NO DIRECTION IS GIVEN. THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR AND FOR ITEMS 2 AND 3 ABOVE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY'S BOARD
                           OF DIRECTORS.

                           Dated _________________________________________, 1999

                           Signature ___________________________________________

                           Signature ___________________________________________

                           YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES OR CORPORATE OFFICERS OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.